UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   NICHOLS, MICHAEL C.
   c/o SYSCO Corporation
   1390 Enclave Parkway
   Houston, TX  77077-2099
2. Date of Event Requiring Statement (Month/Day/Year)
   November 5, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   SYSCO Corporation
   SYY
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, General Counsel and Secretary
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock, $1.00 par value              |14,076.0020           |D               |                                               |
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Common Stock, $1,00 par value              |55.0000               |I               |Brokerage Account                              |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Incentive Stock Option (|(1)      |09/02/03 |Common Stock           |3,700.00 |14.4375   |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
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Incentive Stock Option (|(1)      |09/01/04 |Common Stock           |8,000.00 |12.75     |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
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Incentive Stock Option (|(1)      |09/31/05 |Common Stock           |8,000.00 |14.3750   |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
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Incentive Stock Option (|(1)      |09/04/06 |Common Stock           |8,000.00 |15.9375   |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
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Incentive Stock Option (|(1)      |09/03/07 |Common Stock           |6,000.00 |17.50     |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
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Incentive Stock Option (|(1)      |09/03/08 |Common Stock           |6,000.00 |21.875    |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
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Incentive Stock Option (|(1)      |09/03/09 |Common Stock           |6,500.00 |32.5625   |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) Grants are made annually with exercises not permitted prior to the first anniversary of grant. If certain performance criteria are met, 1/3 of the shares covered by the grant vest on the first, second and third anniversaries of the grant.
SIGNATURE OF REPORTING PERSON
MICHAEL C. NICHOLS
DATE
November  15, 1999